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                                 EXHIBIT (23)-3

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-72747) pertaining to the Amended and Restated 1998 Stock Incentive Plan of The Banc Corporation and Commerce Bank of Alabama Incentive Stock Compensation Plan and (Form S-8 No. 333-70953) pertaining to The Banc Corporation 401(k) Plan of our report dated March 3, 1999, with respect to the financial statements of C&L Bank of Bristol (not presented separately in the 2000 Annual Report on Form 10-K) included in the Annual Report of The Banc Corporation (Form 10-K) for the year ended December 31, 2000.


                                       Williams, Cox, Weidner & Cox


Marianna, Florida
March 26, 2001